[GRAPHIC OMITTED]                         IKON Office Solutions, Inc.
                                                  P.O. Box 834
                                                  Valley Forge, PA 19482-0834
                                                  70 Valley Stream Parkway
                                                  Malvern, PA 19355

  News Release
--------------------------------------------------------------------------------

Contacts:

Veronica L. Rosa                                              Steven K. Eck
Investor Relations                                            Media Relations
610-408-7196                                                  610-408-7295
vrosa@ikon.com                                                seck@ikon.com


                          IKON ANNOUNCES FOURTH QUARTER
                             AND FISCAL 2003 RESULTS

                 Strong Growth in Fourth Quarter Equipment Sales
 Fiscal Year Closes With Strengthened Balance Sheet, Exceptionally Strong Cash
                                   Generation

Valley Forge, Pennsylvania - October 27, 2003 - IKON Office Solutions (NYSE:IKN) today reported fourth quarter revenue and earnings per share that exceeded the Company's expectations for the quarter. For the full fiscal year, approximately $439 million in cash generated from operations also exceeded the Company's expectations, fueled by working capital improvements in most areas. Cash was primarily used throughout Fiscal 2003 to strengthen the Company's financial flexibility, including the reduction of non-finance subsidiary debt to $430 million - a more than 50% reduction from June 2001.

Net income for the fourth quarter was $32.4 million, or $.21 per diluted share, including a $7 million pretax gain, or $.03 per diluted share, from the early extinguishment of debt during the quarter. Excluding the gain, fourth quarter earnings were $.18 per diluted share, compared to expectations of $.15 to $.17 per diluted share for the quarter. These results were due to stronger than expected revenues for the fourth quarter, particularly in sales of copier/printer equipment. Sales of copier/printer equipment grew 5% from the fourth quarter of Fiscal 2002, the first period of growth since the second quarter of Fiscal 2001.

Revenues for the fourth quarter were $1.20 billion compared to $1.21 billion for the fourth quarter of Fiscal 2002, a decline of 1.3%. (Both current and prior year Net Sales and Cost of Goods Sold include a reclassification adjustment as detailed on the attached schedule; there is no impact on gross profit or operating income dollars.) Excluding approximately $21 million of revenue decrease from downsizing and exit strategies the Company commenced during Fiscal 2002, core revenues, representing all other revenues, including the sale of copier/printer technologies, supplies, and the Company's wide array of services, demonstrated positive growth in the fourth quarter compared to the prior year.

"Our fiscal year closed with a strong drive by our sales organization to grow market share with our traditional corporate customers, and expand our presence in new geographies and with Fortune 1000 customers that are part of our future growth platform." said Matthew J. Espe, IKON's Chairman and Chief Executive Officer. "In a tough operating environment, business leaders need a partner that can deliver savings and productivity to their organization through a well-integrated document strategy. Customers are increasingly recognizing IKON as the best choice to fulfill their needs, with our breadth of on-site and off-site service capabilities, document expertise, best-in-class technologies from manufacturers like Canon and Ricoh and our ability to seamlessly integrate these solutions into the workflow.

"During the quarter, we continued to execute against our growth platform, with strong sales in our targeted metro markets and new customer wins in our national account program. To ensure we are able to support future growth and improve our productivity, we balanced the year with continued reductions in our expense structure in the quarter while simultaneously funding our e-IKON process and systems redesign project. We also further strengthened the balance sheet through substantial reductions in non-finance subsidiary debt, with over 80% of the remaining non-finance subsidiary debt maturing in 2025 and beyond," Mr. Espe continued.

The IKON Board of Directors approved the Company's regular quarterly cash dividend of $.04 per common share. The dividend is payable on December 10, 2003 to holders of record at the close of business on November 24, 2003.

Fourth Quarter Analysis
Year-to-year comparisons of both Net Sales and Services were impacted unfavorably by prior year actions to strengthen the business model and improve the quality of revenue streams. During Fiscal 2002, the Company exited its telephony business, sold its technology education business, and began the process of closing or selling a number of digital print centers and technology services locations. In addition, the Company continued to de-emphasize the distribution of low-margin technology hardware such as computers, routers and servers throughout Fiscal 2002 and 2003.

Net Sales of $600.5 million, which include the sale of copier/printer equipment, supplies and technology hardware, declined by 0.9% from the fourth quarter of Fiscal 2002. Net Sales grew by 2.3% excluding a $19 million decline in technology hardware. Contributing to this growth was a 5% increase in sales of copier/printer equipment in the quarter, offset by a $10 million decline in supply sales. Growth in copier/printer equipment revenues was led by exceptional growth in color and growth in sales of over 70 pages per minute production equipment, offset by a slight decline in sales of lower-end copier/printers. Contributing to overall equipment growth was the flow-through of the third quarter's higher than average level of vendor backorders. Gross profit margin on Net Sales declined to 29.2% from 32.5% in the fourth quarter of Fiscal 2002, due primarily to a more competitive environment for copier/printer equipment, product and customer mix, and a higher level of inventory write-offs compared to a year ago.

Services of $496.1 million, which include revenues from the servicing of copier/printer equipment, and outsourcing and other services, declined by 2.8% from the fourth quarter of Fiscal 2002. Revenues from the servicing of copier/printer equipment are linked closely to the number of copies customers generated on copier/printer equipment - an installed base of more 900,000 machines managed by IKON's team of 7,000 service technicians. For the fourth quarter, equipment service revenues declined by 2.4% from the fourth quarter a year ago, primarily due to a lower level of copy volume growth compared to the same period a year ago. Outsourcing and other services declined by 3.2% from the prior year, or 2.6% excluding a $2 million revenue decline associated with the exit and downsizing of certain businesses in Fiscal 2002. Within outsourcing and other services, fourth quarter growth in facilities management services of 4% was offset by declines in off-site digital print and legal document services when compared to the prior year. Gross profit margin on Services improved slightly to 40.6% from 40.2% for the same period a year ago.

Finance Income grew by 3.8% from the prior year to $99.1 million. In the fourth quarter, approximately 81% of IKON's equipment revenues in the U.S. were financed through IKON's largest leasing subsidiary, IOS Capital, LLC, compared to 79%
in the prior year. Portfolio quality at IOS Capital remains stable, with charge-offs and collections improving over 2002. Gross profit margin from finance subsidiaries increased to 63.7% in the fourth quarter, from 57.4% for the same period a year ago due to market rate reductions and the Company's chosen mix of capital resources - primarily lease-backed notes - to support lease financing.

Selling and Administrative Expenses declined by $9.2 million from the fourth quarter of the prior year, primarily from improvements in selling costs and continued expense and headcount controls. These savings have been partially offset by higher pension, health care, and e-IKON implementation expenses in Fiscal 2003. Total employment at the end of Fiscal 2003 was 30,250, compared to 33,200 at the end of Fiscal 2002.

Operating Income of $56.5 million in the fourth quarter declined by $18.6 million from the prior year, or $8.1 million excluding the reversal of fourth quarter restructuring charges, as the decline in total gross profit outpaced improvements in Selling and Administrative expenses.

Fiscal Year 2003 Results
For the fiscal year ended September 30, 2003, net income was $116.0 million, or $.75 per diluted share, which includes $19.2 million in pretax net losses, or $.07 per diluted share, from the early extinguishment of debt. Excluding these net losses, earnings for the fiscal year ended September 30, 2003 were $.82 per diluted share. Prior year net income totaled $150.3 million, or $.99 per diluted share, which includes a $.04 benefit related to the reversal of Fiscal 2001 restructuring charges. Excluding the benefit of the restructuring reversal, net income for Fiscal 2002 was $143.5 million, or $.95 per diluted share.

Fiscal 2003 revenues of $4.71 billion declined by $219 million or 4.4% from the prior year, with approximately $156 million of the decline related to downsizing and exit strategies commenced during the first quarter of Fiscal 2002. Excluding the impact of these actions, core revenues for Fiscal 2003 declined by 1.3%, but improved consistently over the course of Fiscal 2003.

Balance Sheet and Liquidity
As of September 30, 2003, the Company had approximately $360 million in non-restricted cash on its balance sheet. Cash from operations for the fiscal year totaled approximately $439 million, exceeding expectations due to working capital benefits in accounts receivable, inventory, and accounts payable. The most significant improvement was an increase in inventory turns from the prior year due to centralization and organizational benefits in supply chain. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $68 million, or $90 million excluding $22 million of proceeds recorded from the Company's sale and leaseback of its headquarters building in the fourth quarter.

During the fourth quarter, the Company continued to strengthen the balance sheet by repurchasing $64.3 million of non-finance subsidiary debt in the open market. As of September 30, 2003, the remaining non-finance subsidiary debt was $430 million. Finance subsidiary debt, which is supported by a $3.6 billion lease receivable portfolio, net of reserves, is maintained at no more than a debt to equity ratio of 6 to 1.

Outlook
"We are excited about the momentum in the business as we exited Fiscal 2003 and believe customers are increasingly recognizing IKON's ability to be their single source for best-in-class document management solutions," commented Mr. Espe. "Our efforts in 2004 will continue to strengthen the business model to enhance shareholder value through a balanced approach toward developing our growth platform, investing in operational excellence, and achieving greater financial flexibility. We believe this combination will allow us to grow earnings per share, on average, in a range of 5% to 10% over the next three years.

 "For Fiscal 2004, we expect revenues to grow up to 1%, through a blend of equipment and services growth, with earnings per diluted share in the $.82 to $.87 range. Cash from operations is expected to be in the range of $325 to $350 million for Fiscal 2004. Capital expenditures, net of proceeds, should be approximately $90 million. For the first quarter ended December 31, 2003, revenues should be similar to the first quarter of Fiscal 2003 with earnings per diluted share expected to be in the range of $.17 to $.19," Mr. Espe concluded.

These expectations exclude any additional potential gain or loss from the early extinguishment of debt that the Company may incur in the first quarter or the full year Fiscal 2004.

Adjusted Financial Information
Net income and earnings per diluted share in this earnings release are presented on an adjusted basis to exclude the impact of the gain/loss from the early extinguishment of debt. Revenues are also presented on an adjusted basis to exclude the impact of downsizing and exit strategies commenced during the first quarter of Fiscal 2002. Operating income is presented on an adjusted basis excluding the reversal of restructuring charges in the fourth quarter of Fiscal 2002. In addition, capital expenditures, net of proceeds, are presented excluding proceeds recorded from the sale and leaseback of the Company's headquarters building in the fourth quarter of Fiscal 2003. Management believes these presentations provide a reasonable basis on which to present adjusted financial information and ratios that provide investors with a useful indication of the performance of the Company's ongoing operations and financial strength. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with generally accepted accounting principles (GAAP). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

A supplemental schedule attached provides a quantitative reconciliation of the differences between the adjusted financial information and the financial measures calculated and presented in accordance with GAAP. This reconciliation, in addition to other adjusted financial measures used by management, may be found at the Company's website at www.ikon.com in the Investor Relations section.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world's largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and Hewlett Packard and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry's broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. IKON also provides lease financing services to its customers through its wholly-owned subsidiaries, including IOS Capital, LLC. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

================================================================================

  QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the fourth quarter and Fiscal 2003 results and the Company's outlook for Fiscal 2004 will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Monday, October 27, 2003. Please call (719) 457-2661 to participate. The live audio broadcast of the call can be accessed on IKON's Investor Relations homepage. A complete replay of the conference call will also be available on IKON's Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. EST on October 27, 2003 and ending at midnight EST on October 30, 2003, a complete replay of the conference call can also be accessed via telephone by calling
  (719) 457-0820 and using the access code 787011.


  NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company's website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page by clicking on Invest in IKON.
================================================================================


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our first quarter and full Fiscal 2004 results, earnings per share growth range, and other future growth opportunities. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                      # # #



                           IKON Office Solutions, Inc.
                           Consolidated Balance Sheets
                                   Preliminary

                                                                                           September 30,
                                                                                                2003             September 30,
(in millions)                                                                               (unaudited)               2002
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------
Assets
Cash and cash equivalents                                                              $             360.0   $             271.8
Restricted cash                                                                                      165.3                 116.1
Accounts receivable, less allowances of:  September 30, 2003 - $11.9;
   September 30, 2002 - $14.2                                                                        560.3                 568.6
Finance receivables, less allowances of: September 30, 2003 - $20.5;
   September 30, 2002 - $20.4                                                                      1,205.1               1,198.3
Inventories                                                                                          224.3                 318.2
Prepaid expenses and other current assets                                                            103.4                  82.9
Deferred taxes                                                                                        44.1                  65.3
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------
Total current assets                                                                               2,662.5               2,621.2
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------

Long-term finance receivables, less allowances of:  September 30, 2003 -
   $38.0; September 30, 2002 - $37.8                                                               2,370.9               2,231.5

Equipment on operating leases, net                                                                   103.5                  99.6

Property and equipment, net                                                                          177.6                 202.9

Goodwill, net                                                                                      1,258.4               1,235.4

Other assets                                                                                          66.6                  67.2
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------
Total Assets                                                                           $           6,639.5   $           6,457.8
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------

Liabilities and Shareholders' Equity
Current portion of long-term debt, excluding finance subsidiaries                      $               6.5   $              11.5
Current portion of long-term debt of finance subsidiaries                                          1,445.2               1,312.0
Notes payable                                                                                          4.0                   7.2
Trade accounts payable                                                                               245.7                 232.1
Accrued salaries, wages and commissions                                                              117.1                 127.7
Deferred revenues                                                                                    143.5                 161.5
Other accrued expenses                                                                               275.4                 300.9
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------
Total current liabilities                                                                          2,237.4               2,152.9
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------

Long-term debt, excluding finance subsidiaries                                                       419.1                 594.4

Long-term debt of finance subsidiaries                                                             1,563.5               1,495.8

Deferred taxes                                                                                       482.6                 479.4

Other long-term liabilities                                                                          301.5                 200.4

Commitments and contingencies

Shareholders' Equity
Common stock, no par value:  authorized: 300.0 shares; issued: September
   30, 2003-150.0 shares; September 30, 2002-150.0 shares;
   outstanding:  September 30, 2003-146.4 shares; September 30, 2002-
   144.0 shares                                                                                    1,015.7               1,015.2
Series 12 preferred stock, no par value:  authorized 0.5 shares; none issued or outstanding
Unearned compensation                                                                                (2.5)                 (2.0)
Retained earnings                                                                                    696.1                 595.7
Accumulated other comprehensive loss                                                                (60.8)                (50.8)
Cost of common shares in treasury:  September 30, 2003 - 2.9 shares;
   September 30, 2002-5.3 shares                                                                    (13.1)                (23.2)
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------
Total Shareholders' Equity                                                                         1,635.4               1,534.9
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------
Total Liabilities and Shareholders' Equity                                             $           6,639.5   $           6,457.8
-------------------------------------------------------------------------------------- -- ----------------- --- -----------------




                           IKON Office Solutions, Inc.
                      Consolidated Statement of Cash Flows
                                   Preliminary

                                                                         September 30,
                                                                      2003
 (in millions)                                                     (unaudited)       2002
--------------------------------------------------------------------------------------------

Cash Flows from Operating Activities
  Net income                                                    $      116.0   $     150.3
  Additions (deductions) to reconcile net income to net cash provided by operating activities of continuing operations:
     Depreciation                                                      102.6         116.8
     Amortization                                                        9.8          14.2
     Provisions for losses on accounts receivable                       13.4           4.7
     Provision for deferred income taxes                                71.6          73.6
     Provision for lease default reserves                               67.9          67.7
     Pension expense                                                    37.8          19.0
     Loss from early extinguishment of debt                             19.2
     Restructuring reversals                                                         (10.5)
     Changes in operating assets and liabilities:
        Decrease in accounts receivable                                  2.8          68.8
        Decrease (increase) in inventories                              89.4          (3.1)
        Increase in prepaid expenses and other current assets          (19.2)         (3.0)
        (Decrease) increase in accounts payable, deferred              (79.2)          2.9
        revenues
          and accrued expenses
        Decrease in accrued restructuring                              (10.9)        (20.9)
     Other                                                              18.1          (3.9)

--------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing                439.3         476.6
operations
--------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
  Cost of companies acquired, net of cash acquired
  Expenditures for property and equipment                              (62.6)        (93.2)
  Expenditures for equipment on operating leases                       (63.0)        (85.6)
  Proceeds from sale of property and equipment                          41.0          26.5
  Proceeds from sale of equipment on operating leases                   16.3          14.7
  Finance receivables--additions                                     (1,691.2)     (1,602.8)
  Finance receivables--collections                                    1,520.7       1,451.6
  Proceeds from sale of finance subsidiaries' lease
receivables
  Other                                                                  1.8         (12.3)

--------------------------------------------------------------------------------------------
Net cash used in investing activities                                 (237.0)       (301.1)
--------------------------------------------------------------------------------------------


Cash Flows from Financing Activities
  Proceeds from issuance of long-term debt                               0.9           2.5
  Short-term repayments, net                                            (3.5)       (178.6)
  Long-term debt repayments                                           (199.5)        (14.7)
  Finance subsidiaries' debt--issuances                               2,420.9       1,786.7
  Finance subsidiaries' debt--repayments                             (2,260.7)     (1,582.5)
  Dividends paid                                                       (23.2)        (22.9)
  (Increase) decrease in restricted cash                               (49.2)         12.3
  Proceeds from option exercises and sale of treasury shares             3.2           6.6
  Purchase of treasury shares and other                                 (0.5)         (0.3)

--------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                   (111.6)          9.1
--------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash and cash equivalents            (2.5)          6.8

Net increase in cash and cash equivalents                               88.2         191.4
Cash and cash equivalents at beginning of year                         271.8          80.4

-------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $      360.0   $     271.8
-------------------------------------------------------------------------------------------




IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                               Fourth Quarter Fiscal
                                                            ---------------------------------------------------------
                                                                          2003                               2002
                                                                          ----                               ----
Revenues
Net sales                                                 $              600,477            $                606,200
Services                                                                 496,117                             510,221
Finance income                                                            99,075                              95,429
---------------------------------------------------------------------------------------------------------------------
                                                                       1,195,669                           1,211,850
---------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                       424,910                             408,889
Services costs                                                           294,845                             305,056
Finance interest expense                                                  35,980                              40,628
Selling and administrative                                               383,404                             392,646
Restructuring reversal                                                                                       (10,497)
---------------------------------------------------------------------------------------------------------------------
                                                                       1,139,139                           1,136,722
---------------------------------------------------------------------------------------------------------------------

Operating income                                                          56,530                              75,128
Gain from early extinguishment of debt, net                                7,017
Interest expense                                                          11,450                              12,838
---------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                             52,097                              62,290
Taxes on income                                                           19,667                              22,967
---------------------------------------------------------------------------------------------------------------------
Net income                                                $               32,430            $                 39,323
                                                            =====================             =======================


Basic Earnings Per Common Share                           $                 0.22            $                   0.27
                                                            =====================             =======================

Diluted Earnings Per Common Share                         $                 0.21 (a)        $                   0.25 (a)
                                                            =====================             =======================

Weighted Average Common Shares Outstanding, Basic                        146,324                             144,000
                                                            =====================             =======================

Weighted Average Common Shares Outstanding, Diluted                      168,669                             167,441
                                                            =====================             =======================


Operations Analysis:
      Gross profit %, net sales                                            29.2%                               32.5%
      Gross profit %, services                                             40.6%                               40.2%
      Gross profit %, finance subsidiaries                                 63.7%                               57.4%
      Total gross profit %                                                 36.8%                               37.7%
      Selling and administrative as a % of revenue                         32.1%                               32.4%
      Operating income as a % of revenue                                    4.7%                                6.2%




(a) The calculation of diluted earnings per common share for the fourth quarter of fiscal 2003 and 2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the fourth quarter of fiscal 2003 and 2002 includes the add-back of $2,354 and $2,372, respectively, representing interest expense, net of taxes, associated with such convertible notes.


Certain prior year amounts have been reclassified to conform with the current year presentation. Fourth quarter fiscal 2002 net sales and cost of goods sold have each been increased by $33,587 from amounts previously reported. The effect on net sales and cost of goods sold in the fourth quarter of fiscal 2003 is $31,876. In addition, the previously reported quarters have been reclassified for the following amounts:




                                           Fiscal 2003             Fiscal 2002
                                            ----------             -----------
      Quarter ended December 31,                20,412                 21,811
      Quarter ended March 31,                   24,461                 25,024
      Quarter ended June 30,                    27,672                 21,543

There was no impact on gross profit, operating income, net income or earnings per share on any quarter as a result of the above.

IKON Office Solutions, Inc.



FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                               Year Ended September 30,
                                                                   ----------------------------------------------
                                                                           2003                           2002
                                                                   ---------------------            -------------
Revenues
Net sales                                                    $            2,289,578           $        2,433,714
Services                                                                  2,033,141                    2,120,832
Finance income                                                              388,193                      374,921
-----------------------------------------------------------------------------------------------------------------
                                                                          4,710,912                    4,929,467
-----------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                        1,567,273                    1,633,051
Services costs                                                            1,206,140                    1,260,225
Finance interest expense                                                    148,072                      157,891
Selling and administrative                                                1,534,834                    1,595,208
Restructuring reversal                                                                                   (10,497)
-----------------------------------------------------------------------------------------------------------------
                                                                          4,456,319                    4,635,878
-----------------------------------------------------------------------------------------------------------------

Operating income                                                            254,593                      293,589
Loss from early extinguishment of debt , net                                 19,187
Interest expense                                                             49,033                       54,389
-----------------------------------------------------------------------------------------------------------------
Income before taxes on income                                               186,373                      239,200
Taxes on income                                                              70,356                       88,866
-----------------------------------------------------------------------------------------------------------------
Net income                                                   $              116,017           $          150,334
                                                               =====================            =================



Basic Earnings Per Common Share                              $                 0.80           $             1.05
                                                               =====================            =================

Diluted Earnings Per Common Share                            $                 0.75 (a)       $             0.99 (a)
                                                               =====================            =================

Weighted Average Common Shares Outstanding, Basic                           145,216                      143,178
                                                               =====================            =================

Weighted Average Common Shares Outstanding, Diluted                         167,802                      155,084
                                                               =====================            =================


Operations Analysis:
      Gross profit %, net sales                                               31.5%                        32.9%
      Gross profit %, services                                                40.7%                        40.6%
      Gross profit %, finance subsidiaries                                    61.9%                        57.9%
      Total gross profit %                                                    38.0%                        38.1%
      Selling and administrative as a % of revenue                            32.6%                        32.4%
      Operating income as a % of revenue                                       5.4%                         6.0%

(a) The calculation of diluted earnings per common share for fiscal 2003 and 2002 assumes the conversion of convertible notes issued in May
            2002 by IOS Capital, LLC resulting in 19,960 and 7,711 shares, respectively. For purposes of diluted earnings per common share, net income for fiscal 2003 and 2002 includes the add-back of $9,338 and $3,636, respectively, representing interest expense, net of taxes, associated with such convertible notes.


IKON Office Solutions, Inc.

COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)

                                                            Three Months Ended September 30,
                                                       -----------------------------------------

                                                       2003                               2002
                                           ----------------------------        ---------------------------
                                              Basic            Diluted          Basic              Diluted
                                           ----------         ---------        --------           --------

Average Shares Outstanding
Common shares                                146,324           146,324           144,000           144,000
Convertible notes                                               19,960                              19,960
Restricted stock awards                                            368                                 529
Stock options                                                    2,017                               2,952
                                           ----------         ---------        ---------          --------
   Total shares                              146,324           168,669           144,000           167,441
                                           ----------         ---------        ---------          --------

Income
Net income                                  $ 32,430          $ 32,430          $ 39,323          $ 39,323
Interest on convertible notes, net                               2,354                               2,372
                                           ----------         ---------        ---------          --------
Adjusted net income                         $ 32,430          $ 34,784          $ 39,323          $ 41,695
                                           ----------         ---------        ---------          --------


                                           ----------         ---------        ---------          --------
EPS                                         $   0.22          $   0.21          $   0.27          $   0.25
                                           ==========         =========        =========          ========


                                                            Three Months Ended September 30,
                                                       -----------------------------------------

                                                       2003                               2002
                                           ----------------------------        ---------------------------
                                              Basic            Diluted          Basic              Diluted
                                           ----------         ---------        --------           --------

Average Shares Outstanding
Common shares                                145,216           145,216           143,178           143,178
Convertible notes                                               19,960                               7,711
Restricted stock awards                                            304                                 470
Stock options                                                    2,322                               3,725
                                           ----------         ---------        ---------          --------
   Total shares                              145,216           167,802           143,178           155,084
                                           ----------         ---------        ---------          --------

Income
Net income                                  $116,017          $116,017          $150,334          $150,334
Interest on convertible notes, net                               9,338                               3,636
                                           ----------         ---------        ---------          --------
Adjusted net income                         $116,017          $125,355          $150,334          $153,970
                                           ----------         ---------        ---------          --------


                                           ----------         ---------        ---------          --------
EPS                                         $   0.80          $   0.75          $   1.05          $   0.99
                                           ==========         =========        =========          ========




     IKON Office Solutions, Inc.
     Non-GAAP Net Income, Operating Income and Earnings per Diluted Share
     Reconciliation (in thousands, except per share data)

     Three Months Ended September 30, 2003
                                                     GAAP                                   Non - GAAP
                                                 As Reported         Adjustment   (1),(2)   As Adjusted
                                                ---------------   --------------           -------------

     Net income                                       $ 32,430         $ (4,368)               $ 28,062

     Diluted earnings per common share                  $ 0.21          $ (0.03)                 $ 0.18


     Year Ended September 30, 2003

     Net income                                      $ 116,017         $ 11,944               $ 127,961

     Diluted earnings per common share                  $ 0.75           $ 0.07                  $ 0.82


     Three Months Ended September 30, 2002

     Operating income                                 $ 75,128        $ (10,497)               $ 64,631

     Net income                                       $ 39,323         $ (6,823)               $ 32,500

     Diluted earnings per common share                  $ 0.25          $ (0.04)                 $ 0.21


     Year Ended September 30, 2002

     Operating income                                $ 293,589        $ (10,497)              $ 283,092

     Net income                                      $ 150,334         $ (6,823)              $ 143,511

     Diluted earnings per common share                  $ 0.99          $ (0.04)                 $ 0.95




  (1)The adjustment for the three months and year ended September 30, 2003 represents the exclusion of the impact of the (gain) loss from the early extinguishment of debt, net of taxes. The (gain) loss from the early extinguishment of debt for the three and twelve months ended September 30, 2003, was $(7,017) and $19,187, respectively.

  (2)The adjustment for the three months and year ended September 30, 2002 represents the exclusion of the impact of the reversal of $10,497 ($6,597, after-tax) of restructuring reserves during the fourth quarter of fiscal 2002.

     Reconciliation of Reported to Core Revenue
     (in thousands)

      Fourth Quarter Fiscal 2003



                      Revenues                     Reported         Adjustment  (1)            Core
                                                                                              Revenue
                                                ---------------   --------------        ----------------

      Net sales                                      $ 600,477        $ (22,985)              $ 577,492
      Services                                         496,117           (6,599)                489,518
      Finance income                                    99,075                                   99,075
                                                ---------------   --------------        ----------------

      Total revenues                                $1,195,669        $ (29,584)             $1,166,085
                                                ===============   ==============        ================

      Fourth Quarter Fiscal 2002


      Net sales                                      $ 606,200        $ (41,652)              $ 564,548
      Services                                         510,221           (8,311)                501,910
      Finance income                                    95,429                                   95,429
                                                ---------------   --------------        ----------------

      Total revenues                                $1,211,850        $ (49,963)             $1,161,887
                                                ===============   ==============        ================


(1) Adjusted for downsizing and exit strategies commenced during the first quarter of Fiscal 2002, including the de-emphasis of non-core technology hardware such as computers, routers, and servers.



     Reconciliation of Net Capital Expenditures
     (in thousands)

     Year Ended September 30, 2003

                                                     GAAP                                 Non - GAAP
                                                 As Reported       Adjustment   (1)       As Adjusted
                                                ---------------   --------------          -----------

     Net capital expenditures                         $ 68,263         $ 22,300                $ 90,563

(1) The adjustment represents the exclusion of the $22.3 million of proceeds received from the sale and lease back of the Company's corporate headquarters building in the fourth quarter of fiscal 2003.
